EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS HIGHER THIRD QUARTER AND NINE-MONTH EARNINGS
COMPANY REITERATES EARNINGS GUIDANCE FOLLOWING 23.5 PERCENT INCREASE IN THIRD QUARTER DILUTED EARNINGS PER SHARE
Durango, Colorado (January 4, 2007) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record revenues and earnings for the third quarter and first nine months of FY2007.
For the quarter ended November 30, 2006, revenues increased 13.7 percent to approximately $9.1 million, compared with approximately $8.0 million in the third quarter of FY2006. Same-store sales at franchised retail outlets increased approximately 3.1 percent during the most recent quarter, when compared with the three months ended November 30, 2005. Same-store pounds of products purchased from the Company’s factory by franchisees decreased 1.5 percent when compared with the third quarter of FY2006. Sales of all franchised and Company-owned stores increased 14.9% to approximately $25.4 million in the most recent quarter, compared with approximately $22.1 million in the prior-year quarter.
Net earnings for the third quarter of FY2007 increased 19.4 percent to $1,331,795, when compared with $1,115,740 in the prior-year period. Basic earnings per share rose 22.2 percent to $0.22, versus $0.18 in the quarter ended November 30, 2005, while diluted earnings per share increased 23.5 percent to $0.21, compared with $0.17 in the prior-year quarter.
“We are very pleased with the recovery in earnings growth momentum during the most recent quarter,” stated Frank Crail, Chairman and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “Our 23.5 percent improvement in third quarter diluted earnings per share compared favorably with a 5.9 percent increase in the second quarter, which was penalized by unusually hot weather in many of our markets during the summer months. Comparable-store sales growth also resumed in the most recent quarter, and third quarter revenues benefited from the shipment of an order to a major warehouse club customer that schedules a pre-Christmas promotion of our candies each year.”
“The expansion of our store network also accelerated in the most recent quarter, with franchisees opening 12 new stores in time for the seasonally important Christmas selling season,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “Twenty-five (25) new stores were opened during the first nine months of the fiscal year, and 7 new stores were opened in December. An additional 6 to 8 stores are scheduled to open in January and February. This will bring the number of store openings for the fiscal year to 38 to 40, which is slightly below our previously announced objective of 40 to 45 new stores.”
“The trends in franchised store sales that we saw in the third quarter continued through the Christmas holiday shopping season, and we expect to report record revenues and earnings for the fourth quarter,” continued Merryman. “Based on information currently available to the Company, we remain comfortable with our previous guidance that earnings for the fiscal year ending February 28, 2007 should increase 17% to 22% from the record levels reported in fiscal 2006.”

During the third quarter of FY2007, franchisees opened new stores in Aurora, Colorado; Chula Vista, California; Corona, California; Dearborn, Michigan; Eugene, Oregon; Greenville, South Carolina; Houston, Texas; Maplewood, Minnesota; Mercedes, Texas; Park Ridge, Illinois and Tucson (Tucson Mall and Park Place), Arizona. During December 2006, franchisees opened stores in Cambridge, Ontario; Mississauga, Ontario; Laguna Hills, California, Longmont, Colorado; Minnetonka, Minnesota; Phoenix (Sky Harbor International Airport), Arizona and Portland, Oregon. A complete list of stores is available on the Company’s website at www.RMCF.com.
For the nine months ended November 30, 2006, revenues increased 13.5 percent to approximately $22.6 million, versus approximately $19.9 million in the corresponding period of the previous fiscal year. Comparable-store sales at franchised retail outlets increased approximately 0.8 percent when measured against the first nine months of FY2006. Same-store pounds of products purchased from the Company’s factory by franchisees decreased 2.9 percent when compared with the first nine months of FY2006. Sales of all franchised and Company-owned stores increased 11.8% to approximately $76.6 million in the first nine months of FY2007, versus approximately $68.5 million in the nine months ended November 30, 2005.
Net earnings increased 10.3 percent to $3,302,126 in the nine months ended November 30, 2006, compared with $2,991,863 during the same period in FY2006. Basic earnings per share increased 12.5 percent to $0.54, versus $0.48 in the nine months ended November 30, 2005, while diluted earnings per share increased 15.6 percent to $0.52, compared with $0.45 in the prior-year period.
On May 25, 2006, Rocky Mountain Chocolate Factory, Inc. announced that its Board of Directors had approved the repurchase of up to an additional $2.0 million of the Company’s common stock in the open market, or in private transactions, whenever deemed appropriate by management. The timing of any such transactions will depend on a variety of factors, including market conditions, and the program may be suspended or discontinued at any time. To date, the Company has repurchased approximately 36,800 shares of common stock under this authorization.
On December 15, 2006, the Company paid a quarterly cash dividend of $0.09 per share to shareholders of record December 1, 2006.
The Company will host a conference call on Thursday, January 4, 2007 at 4:15 p.m. EST to discuss third quarter and nine month operating results. The dial-in number for the conference call is 877-715-5282 (international/local participants dial 973-582-2850), and the access code is 8285663. Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 p.m. EST. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=37175. A replay of the call will be available through January 11, 2007 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay access code is 8285663. The call will also be archived on the Internet through April 4, 2007 at http://www.videonewswire.com/event.asp?id=37175.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 322 stores in 39 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during
	the nine months ended	Stores open as of
	November 30, 2006	November 30, 2006
United States:
Franchised Stores	22	273
Company-owned Stores	0	7
International Licensed Stores	3	36

Total	25	316

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2006	2005	2006	2005
Revenues
Factory sales	$7,131	$6,079	78.4%	76.0%
Royalty and marketing fees	1,274	1,099	14.0%	13.8%
Franchise fees	154	163	1.7%	2.0%
Retail sales	535	657	5.9%	8.2%
Total revenues	9,094	7,998	100.0%	100.0%

Costs and Expenses
Cost of sales	5,044	4,291	55.5%	53.7%
Franchise costs	430	418	4.7%	5.2%
Sales and marketing	367	321	4.0%	4.0%
General and administrative	572	546	6.3%	6.8%
Retail operating	331	425	3.7%	5.3%
Depreciation and amortization	222	224	2.4%	2.8%

Total costs and expenses	6,966	6,225	76.6%	77.8%

Income from Operations	2,128	1,773	23.4%	22.2%

Other Income (Expense)
Interest expense	—	—	0.0%	0.0%
Interest income	13	21	0.1%	0.3%
Other, net	13	21	0.1%	0.3%

Income Before Income Taxes	2,141	1,794	23.5%	22.5%

Provision for Income Taxes	809	678	8.9%	8.5%

Net Income	$1,332	$1,116	14.6%	14.0%

Basic Earnings per Common Share	$0.22	$0.18
Diluted Earnings per Common Share	$0.21	$0.17

Weighted Average Common Shares Outstanding	6,083,871	6,354,415
Dilutive Effect of Stock Options	199,716	337,841
Weighted Average Common Shares Outstanding, Assuming Dilution	6,283,587	6,692,256

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2006	2005	2006	2005
Revenues
Factory sales	$16,344	$13,763	72.2%	69.0%
Royalty and marketing fees	3,928	3,546	17.4%	17.8%
Franchise fees	461	524	2.0%	2.6%
Retail sales	1,909	2,114	8.4%	10.6%
Total revenues	22,642	19,947	100.0%	100.0%

Costs and Expenses
Cost of sales	11,547	9,707	51.0%	48.7%
Franchise costs	1,147	1,062	5.1%	5.3%
Sales and marketing	1,072	912	4.7%	4.6%
General and administrative	1,791	1,582	8.0%	7.9%
Retail operating	1,143	1,287	5.0%	6.4%
Depreciation and amortization	683	638	3.0%	3.2%

Total costs and expenses	17,383	15,188	76.8%	76.1%

Income from Operations	5,259	4,759	23.2%	23.9%

Other Income (Expense)
Interest expense	—	(20)	0.0%	(0.1%)
Interest income	50	71	0.2%	0.3%
Other, net	50	51	0.2%	0.2%

Income Before Income Taxes	5,309	4,810	23.4%	24.1%

Provision for Income Taxes	2,007	1,818	8.9%	9.1%

Net Income	$3,302	$2,992	14.6%	15.0%

Basic Earnings per Common Share	$0.54	$0.48
Diluted Earnings per Common Share	$0.52	$0.45

Weighted Average Common Shares Outstanding	6,130,470	6,263,461
Dilutive Effect of Stock Options	224,013	441,160
Weighted Average Common Shares Outstanding, Assuming Dilution	6,354,483	6,704,621
SELECTED BALANCE SHEET DATA
(in thousands)

	November 30, 2006	February 28, 2006
		(audited)
Current Assets	$9,905	$10,440
Total assets	$17,879	$19,057
Current Liabilities	$3,105	$2,907
Long-Term Debt, Less Current Maturities	$—	$—
Stockholders’ Equity	$14,110	$15,485